EXHIBIT 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A, of our independent auditor’s report dated September 1, 2022, with respect to the audited balance sheet of Cub Crafters, Inc. as of December 31, 2021 and the related statements of operations, changes in stockholders’ equity, cash flows and related notes to the financial statements for the year then ended.

Very truly yours,

McNamara and Associates, PLLC.

/s/ McNamara and Associates, PLLC.

Margate, Florida

Date of Filing